CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

Hansen Natural Removes Charter Amendment

Proposal From Consideration At Annual Meeting

Corona, CA – November 4, 2005 – Hansen Natural Corporation (NASDAQ: HANS) today announced that it has determined to remove from consideration at its annual stockholders' meeting to be held on Friday, November 11, 2005, the proposal to approve an amendment to the company's Certificate of Incorporation, increasing the number of authorized shares of common stock from 30 million shares to 100 million shares.

The decision was made for technical reasons and the company expects to reintroduce this proposal at a later date.

Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, functional drinks, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice, cider and juice blends, Blue Sky® brand carbonated beverages, Monster Energy(tm) brand energy drinks, Lost® Energy(tm) brand energy drinks, Rumba(tm) brand energy juice and Joker(tm) brand energy drinks. Hansen can be found on the Web at www.hansens.com.

Certain statements made in this announcement may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2lE of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability and regarding the proposal at the annual meeting. Management cautions that these statements are qualified by their terms/or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: Changes in consumer preferences, changes in demand that are weather related, particularly in areas outside of California, competitive pricing and/or marketing pressures, changes in the price and/or availability of raw materials for the company’s products, the availability of production and/or suitable facilities, the marketing efforts of the distributors of the company’s products, most of which distribute products that are competitive with the products of the company, the introduction of new products, as well as unilateral decisions that may be made by convenience and/or grocery chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company’s products that they are carrying at any time. Management further notes that the company’s plans and results may be affected by any change in the availability of the company's credit facilities and the actions of its creditors.